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EXHIBIT 11.1

SAFETYTEK CORPORATION STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                         THREE MONTHS ENDED            SIX MONTHS ENDED
                                            DECEMBER 31,                 DECEMBER 31,
                                         1995          1994           1995          1994
                                         ----          ----           ----          ----

Net income                            $  861,000       736,700     1,681,100     1,395,400
                                      ==========     =========     =========     =========

     Computation of weighted
     common and common equivalent
     shares outstanding:

        Common stock                   3,214,624     3,183,843     3,209,078     3,182,339

        Common stock
         equivalents                     252,774       181,326       254,786       179,288
                                      ----------     ---------     ---------     ---------

     Weighted common and common
     equivalent shares used
     in the calculation of
     income per share                  3,467,398     3,365,169     3,463,864     3,361,627
                                      ==========     =========     =========     =========


Net income per common share           $      .25           .22           .49           .42
                                      ==========     =========     =========     =========
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